    As filed with the Securities and Exchange Commission on January 18, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                --------------
                        Crown Castle International Corp.
             (Exact name of Registrant as specified in its charter)
             Delaware                             76-0470458
   (State or other jurisdiction        (I.R.S. Employer Identification
of incorporation or organization)                    No.)
                                510 Bering Drive
                                   Suite 500
                              Houston, Texas 77057
                                 (713) 570-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                --------------
                           Mr. Charles C. Green, III
                            Executive Vice President
                          and Chief Financial Officer
                        Crown Castle International Corp.
                                510 Bering Drive
                                   Suite 500
                              Houston, Texas 77057
                                 (713) 570-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                   Copies to:
                             Stephen L. Burns, Esq.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                            New York, New York 10019
                                --------------
   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        Proposed Maximum
           Title of each class of securities                Aggregate        Amount of
                   to be registered                     Offering Price(1) Registration Fee
------------------------------------------------------------------------------------------
Series A and Series B 8 1/4% Cumulative Convertible
 Redeemable Preferred Stock, par value $.01 per
 share................................................    $200,000,000         $52,800(2)
Warrants to purchase Common Stock, par value $.01 per
 share................................................     $26,875,000(3)       $7,095(3)
Common Stock, par value $.01 per share................    $429,733,333        $113,450(4)
------------------------------------------------------------------------------------------
Total.................................................    $656,608,333        $173,345
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Calculations of the registration fee are being made pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Represents maximum aggregate offering price based on redemption of Registrant's outstanding Series A and Series B 8 1/4% Cumulative
    Convertible Redeemable Preferred Stock.
(3) The Warrants are exercisable into 1,000,000 shares of the Registrant's Common Stock at an initial exercise price of $26.875 per share. The registration fee is calculated in accordance with Rule 457(g) under the Securities Act of 1933 and is based on the price at which the Warrants may be exercised on January 18, 2000.
(4) Represents the issuance of the maximum number of shares of the Registrant's Common Stock (i) upon payment of dividends on the Registrant's Series A and Series B 8 1/4% Cumulative Convertible Redeemable Preferred Stock, (ii)
    upon conversion of the Registrant's Series A and Series B 8 1/4% Cumulative Convertible Redeemable Preferred Stock and (iii) upon the exercise of the Registrant's Warrants being registered hereby. Such number is deemed pursuant to Rule 416 under the Securities Act of 1933 to include an indeterminate number of shares of the Registrant's Common Stock as may be issued from time to time pursuant to the terms of the Series A and Series B 8 1/4% Cumulative Convertible Redeemable Preferred Stock and the Warrants.
                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2000

PROSPECTUS

                        CROWN CASTLE INTERNATIONAL CORP.

  From time to time, the selling securityholders identified under the "Selling Securityholders" section of this prospectus may offer and sell, by using this prospectus, an indeterminate number of the following:

    .shares of our 8 1/4% series A and series B convertible preferred stock;

    .warrants to purchase our common stock; and

    . shares of common stock issued upon conversion of the convertible preferred stock, as dividend payments in respect of the convertible preferred stock and upon exercise of the warrants.

  The convertible preferred stock and warrants described in this prospectus were initially issued by us in a private placement to a wholly owned subsidiary of GE Capital on November 19, 1999. You should read this prospectus and any prospectus supplement carefully before you invest.

  Our common stock is traded over-the-counter on The Nasdaq Stock Market's National Market under the trading symbol "TWRS."

  The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See the "Plan of Distribution" section of this prospectus. If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January   , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
WHERE YOU CAN FIND MORE INFORMATION......................................   1

INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................   1

FORWARD-LOOKING STATEMENTS...............................................   3

THE COMPANY..............................................................   4

USE OF PROCEEDS..........................................................   4

RATIO OF EARNINGS TO FIXED CHARGES.......................................   5

PRICE RANGE OF COMMON STOCK..............................................   5

DIVIDEND POLICY..........................................................   6

DESCRIPTION OF SERIES A AND SERIES B 8 1/4% CUMULATIVE CONVERTIBLE
 REDEEMABLE PREFERRED STOCK..............................................   7

DESCRIPTION OF WARRANTS..................................................  11

DESCRIPTION OF CAPITAL STOCK.............................................  14

DESCRIPTION OF REGISTRATION RIGHTS.......................................  22

SELLING SECURITYHOLDERS..................................................  23

PLAN OF DISTRIBUTION.....................................................  24

VALIDITY OF SECURITIES...................................................  24

EXPERTS..................................................................  25

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

   Public Reference Room    New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center        Citicorp Center
         Room 1024                 Suite 1300         500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048        Suite 1400
                                                     Chicago, Illinois 60661-
                                                               2511

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The SEC allows us to "incorporate by reference" the information we file with them, which means:

     -- incorporated documents are considered part of this prospectus;

     -- we can disclose important information to you by referring you to those documents; and

     -- information that we file with the SEC will automatically update and supersede this incorporated information.

   We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

   (1) Our Annual Report on Form 10-K for the year ended on December 31,
       1998.

   (2) Our Quarterly Report on Form 10-Q for the three months ended March 31, 1999.

   (3) Our Quarterly Report on Form 10-Q for the three months ended June 30,
       1999.

   (4) Our Quarterly Report on Form 10-Q for the three months ended September 30, 1999.

   (5) Our Current Report on Form 8-K dated March 8, 1999.

   (6) Our Current Report on Form 8-K dated March 15, 1999.

   (7) Our Current Report on Form 8-K dated March 31, 1999.

   (8) Our Current Report on Form 8-K dated June 9, 1999, as amended by our current report on Form 8-K/A dated June 9, 1999.

   (9) Our Current Report on Form 8-K dated July 12, 1999.

  (10) Our Current Report on Form 8-K dated July 22, 1999.

  (11) Our Current Report on Form 8-K dated September 14, 1999.

  (12) Our Current Report on Form 8-K dated November 7, 1999.

  (13) Our Current Report on Form 8-K dated November 19, 1999.

  (14) The description of our common stock and warrants contained in the Registration Statement on Form S-3, as amended (File No. 333-83395), filed on July 21, 1999.

   We also incorporate by reference in this prospectus each of the following documents that we will file with the SEC after the date of the initial filing of this registration statement and prior to the time we sell all of the securities offered by this prospectus:

     --Reports filed under Section 13(a) and (c) of the Exchange Act;

    --Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders meeting; and

     --Any reports filed under Section 15(d) of the Exchange Act.

   You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                        Crown Castle International Corp.
                                510 Bering Drive
                                   Suite 500
                               Houston, TX 77057
                Attention: Kathy Broussard, Corporate Secretary
                           Telephone: (713) 570-3100

   If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   Unless the context requires otherwise, all references in this prospectus to "this prospectus" include documents incorporated by reference into this prospectus.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the success or failure of our efforts to implement our business strategy.

   We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                  THE COMPANY

   We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast companies. Our customers currently include many of the world's major wireless communications and broadcast companies, including Bell Atlantic Mobile, BellSouth Mobility, AT&T Wireless, Nextel, GTE Wireless and the British Broadcasting Corporation.

   Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership of existing towers and to build new towers created by:

    . the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

    . the need for existing wireless carriers to expand coverage and improve capacity;

    . the additional demand for towers created by new entrants into the wireless communications industry;

    . the privatization of state-run broadcast transmission networks; and

    . the introduction of new digital broadcast transmission technology and wireless technologies.

   Our two main businesses are leasing antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating networks that transmit analog and digital broadcast signals, or broadcast transmission networks. We also provide related services to our customers. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for new tower construction.

   Our primary business in the United States is the leasing of antenna space to wireless carriers. After completion of the recent and proposed transactions we describe in this prospectus or the documents incorporated by reference in this prospectus, we will have tower clusters in 34 of the 50 largest U.S. metropolitan areas, and 68 of the 100 largest U.S. metropolitan areas.

   Our primary business in the United Kingdom is the operation of television and radio broadcast transmission networks. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC and from various wireless carriers. We now have nationwide broadcast and wireless coverage in the United Kingdom.

   Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

                                USE OF PROCEEDS

   The selling securityholders will receive all of the net proceeds from the sale of the securities pursuant to this prospectus. Proceeds from the sale of common stock by the depositary referred to in the "Selling Securityholders" section of this prospectus will be remitted to the holders of the series A convertible preferred stock. See "Description of Series A and Series B 8 1/4% Cumulative Convertible Redeemable Preferred Stock" and "Selling Securityholders."

   We will not receive any of the proceeds from the sale of the securities by the selling securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratio of earnings to fixed charges, the deficiency of our consolidated earnings to cover fixed charges, our consolidated ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of our consolidated earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

                                                                    Nine Months
                                       Years Ended December 31,        Ended
                                    ------------------------------ September 30,
                                     1995    1996   1997    1998       1999
                                    ------- ------ ------- ------- -------------
                                      (in thousands of dollars)
Ratio of Earnings to Fixed
 Charges..........................      --     --      --      --         --
Deficiency of Earnings to Cover
 Fixed Charges....................  $    21 $  947 $10,755 $37,802    $59,935
Ratio of Earnings to Combined
 Fixed Charges and Preferred Stock
 Dividends........................      --     --      --      --         --
Deficiency of Earnings to Cover
 Combined Fixed Charges and
 Preferred Stock Dividends........  $    21 $  947 $12,954 $43,213    $79,781

   For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes, minority interests, fixed charges and equity in earnings (losses) of unconsolidated affiliates. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is listed and traded on The Nasdaq National Market under the symbol "TWRS." The following table sets forth for the periods indicated the high and low sale prices of our common stock as reported by Nasdaq:

                                                                   High   Low
                                                                  ------ ------
1998
  Third Quarter.................................................. $13.31 $ 6.00
  Fourth Quarter.................................................  23.50   9.87
1999
  First Quarter.................................................. $23.50 $16.63
  Second Quarter.................................................  21.50  16.38
  Third Quarter..................................................  25.50  14.69
  Fourth Quarter.................................................  33.50  15.44
2000
  First Quarter (through January 12, 2000)....................... $34.14 $28.19

   On January 12, 2000, the last reported sale price of the common stock as reported by Nasdaq was $30.00 per share. As of January 12, 2000, there were approximately 411 registered holders of record of our common stock.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. It is our current policy to retain earnings to finance the expansion of our operations. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including:

    . our earnings;

    . our operations;

    . our capital requirements;

    . our financial condition; and

    . other factors deemed relevant by our board of directors.

   In addition, our ability to pay dividends is limited by the terms of our debt instruments and the terms of the certificate of designations in respect of our exchangeable preferred stock and convertible preferred stock. See "Description of Series A and Series B 8 1/4% Cumulative Convertible Redeemable Preferred Stock" and "Description of Capital Stock."

 DESCRIPTION OF SERIES A AND SERIES B 8 1/4% CUMULATIVE CONVERTIBLE REDEEMABLE
                                PREFERRED STOCK

   The following summary of the series A and series B convertible preferred stock and the certificate of designations relating to the series A and series B convertible preferred stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation and the certificate of designations. Except as described herein or in the certificate of designations, the series A and series B convertible preferred stock have identical terms.

General

   The convertible preferred stock has a liquidation preference of $1,000 per share, or $200,000,000 for all shares, and is convertible, at the option of the holder, in whole or in part, into shares of our common stock. The number of shares of common stock into which each convertible preferred share is convertible is determined by dividing the liquidation preference per share of convertible preferred stock by the conversion rate of $26.875 per share of common stock. The conversion rate is subject to adjustment in some cases. See "--Adjustments" below. The right to convert a share of the convertible preferred stock called for redemption or repurchase by us will terminate at the end of the business day immediately preceding this redemption date or time of repurchase.

Automatic Conversion to Series B Convertible Preferred Stock

   Shares of the series A convertible preferred stock will only be issued to entities directly or indirectly controlled by General Electric Company. Each share of series A convertible preferred stock shall automatically convert into one share of series B convertible preferred stock upon a sale or other transfer of such share of series A convertible preferred stock to a party other than an entity that is directly or indirectly controlled by General Electric Company. Therefore, purchasers of shares of series A convertible preferred stock that are not controlled by General Electric Company will be issued shares of series B convertible preferred stock.

Conversion to Common Stock

   In order to convert all or any of the shares of convertible preferred stock into shares of common stock, the holder must deliver to us (1) a certificate or certificates representing the share or shares of convertible preferred stock to be converted and (2) a duly signed notice of conversion. As soon as is practicable thereafter, we will issue to our transfer agent (1) a certificate or certificates evidencing the number of shares of our common stock to be issuable upon conversion and (2) in the event the holder converts less than the full amount of convertible preferred stock held by such holder, a new certificate evidencing the remaining number of shares of convertible preferred stock held by such holder following conversion. We will not issue fractional shares of common stock upon conversion of the convertible preferred stock. Instead, we will pay the holder cash in an amount equal to (1) the fraction of the share of our common stock that would otherwise be issued multiplied by (2) the current market price of our common stock on the conversion date.

Adjustments

   The conversion rate and number of shares of common stock issuable upon conversion of each share of convertible preferred stock are subject to adjustment based upon formulas contained in the certificate of designations upon the occurrence of the following events:

     (1) the payment by us of dividends or other distributions on our common stock, including dividends or distributions payable in shares of our common stock or our other capital stock;

     (2) subdivisions, combinations and certain reclassifications of our common stock;

     (3) the issuance to all or substantially all holders of our common stock of rights, options or warrants to subscribe for or purchase shares of common stock for a consideration per share which is less than the current market price per share of our common stock on the date of issuance;

     (4) the issuance to all or substantially all holders of our common stock of any evidence of indebtedness or our other securities (excluding those referred to in clause (3) above) or securities of any of our subsidiaries or any other assets (including securities but excluding those securities referred to in clauses (1)-(3) above);

     (5) the issuance to all or substantially all holders of common stock of shares of our common stock for a consideration per share which is less than the current market price per share of common stock on the date of issuance;

     (6) the issuance to all or substantially all holders of our common stock of any securities convertible or exercisable into or exchangeable for common stock (other than the convertible preferred stock, the warrants issued in connection with the convertible preferred stock or securities described in clauses (3)-(5) above) for a consideration per share of common stock initially deliverable upon conversion, exchange or exercise of such securities less than the current market price per share of common stock on the date of issuance;

     (7) a "triggering distribution" to all or substantially all holders of our common stock of cash in an aggregate amount that, together with all other cash distributions made to all or substantially all holders of our common stock within the preceding 12 months, exceeds 7.5% of an amount equal to (x) the current market price per share of common stock on the business day before the triggering distribution, multiplied by (y) the number of shares of common stock outstanding on such date; and

     (8) certain other events specified in the certificate of designations.

   No adjustment in the exercise price will be required upon the occurrence of the following events:

     (1) issuances to satisfy our obligations to Telediffusion de France, which we refer to as TdF, in connection with TdF's anti-dilution rights under the governance agreement among us, TdF and certain of our subsidiaries, except to the extent that an adjustment was made in connection with the issuance that triggered these rights;

     (2) the issuance of common stock or rights, options or warrants to subscribe for or purchase shares of common stock to persons who are not our affiliates as consideration for the acquisition of stock or assets to be used in our principal business or any ancillary or related business;

     (3) the issuance of rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest;

     (4) the issuance of any change in par value of our common stock;

     (5) the issuance of common stock to our employees under bona fide employee benefit plans;

     (6) the issuance of common stock in a bona fide underwritten public offering;

     (7) the issuance of common stock in connection with an acquisition of all or any portion of a business as a going concern in an arm's length transaction between us and an unaffiliated third party; or

     (8) the conversion of the convertible preferred stock or the conversion, exchange or exercise of securities convertible or exchangeable into common stock, the issuance of which was otherwise covered in the paragraph above.

   No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion price; provided, however, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

Voting Rights

   Holders of series A convertible preferred stock are entitled to vote on all matters voted on by holders of common stock, voting together as a single class with the other holders of common stock, on all matters submitted for a shareholder vote. Each share of series A convertible preferred stock has voting rights equal to the number of votes that could be cast by the holder of the amount of shares of common stock into which each share of series A convertible preferred stock is convertible on the record date of such vote or, if no record date, the date that any written consent of holders of common stock is solicited.

   The series B convertible preferred stock has no voting rights, except as required by law and as specified in the certificate of designations.

   If we fail to meet certain of our obligations under the certificate of designations, the holders of the convertible preferred stock will have the right to elect two additional members to our board of directors.

   The holders of the convertible preferred stock, subject to certain limitations, have veto power over specified significant corporate actions that we may take with respect to the convertible preferred stock and the rights of the holders of the convertible preferred stock.

Dividends

   Dividends on the convertible preferred stock are paid on each March 15, June 15, September 15 and December 15 of each year commencing December 15, 1999 at a fixed rate of 8 1/4% per annum. Dividends on the convertible preferred stock can be paid at our option in cash, common stock or any combination of cash and common stock. If we elect to pay dividends to holders of the series A convertible preferred stock in whole or in part in common stock, the common stock must be delivered to a depositary, pursuant to the terms of the certificate of designations and depositary agreement. The depositary will liquidate the shares and remit the proceeds to the holders of the series A convertible preferred stock. See "Selling Securityholders." The holders of series B convertible preferred stock will not have the benefit of this depositary arrangement.

Mandatory Redemption

   We are required to redeem all of the shares of convertible preferred stock outstanding on March 31, 2012 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

Optional Redemption

   On or after October 1, 2002, we may redeem some or all of the shares of convertible preferred stock at certain prices specified in the certificate of designations.

Change of Control

   Upon the occurrence of specified change of control events, the holders of the convertible preferred stock, if the current market price of our common stock as of the date of such change of control is less than the conversion price, have a one time option, exercisable at any time within ninety days following such change of control event, to convert all of their outstanding shares of convertible preferred stock into shares of our common stock at an adjusted conversion price per share equal to the greater of (1) the last reported sale price for one share of common stock in an arm's length transaction as of the date of such change of control and (2) $12.96. We may, at our option and in lieu of issuing the shares of common stock issuable upon a change of control event as described above, make a cash payment to holders of convertible preferred stock equal to the current market price of such common stock otherwise issuable.

Amendment

   From time to time, without the consent of the holders of the convertible preferred stock, we may amend the certificate of designations in order to cure any defect or ambiguity or make any other such change provided that such change does not adversely affect the rights of the holders of the convertible preferred stock or alter or change the rights, preferences or privileges of the convertible preferred stock. We may not, without the affirmative vote or consent of the holders of a majority of the then outstanding shares of convertible preferred stock (1) amend the certificate of designations in a manner that adversely affects the terms of the convertible preferred stock or the rights of the holders of the convertible preferred stock, (2) alter or change the rights, preferences or privileges of the convertible preferred stock, (3) increase or decrease the authorized number of shares of convertible preferred stock or issue shares of convertible preferred stock other than to the then existing holders of the convertible preferred stock or TdF or (4) amend or waive any provision of our certificate of incorporation or bylaws in a manner that is adverse in any respect to the holders of the convertible preferred stock. Any amendment or waiver may not, without the consent of each holder of convertible preferred stock affected, with respect to the shares of the convertible preferred stock (1) alter the voting rights, (2) reduce the liquidation preference, (3) adversely alter the dividend terms and payment dates, (4) waive a default or event of default with respect to interest payments, (5) make any share of convertible preferred stock payable in money other than U.S. dollars or (6) alter the provisions certificate of designations relating to waivers and amendments.

Certain Covenants

   We issued the convertible preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that limit our ability to, among other things, sell assets or merge with other companies and pay dividends on the convertible preferred stock.

Ranking

   The convertible preferred stock, with respect to dividends and distributions upon our liquidation, dissolution or winding-up, ranks (1) senior to our common stock and all other classes of our capital stock authorized and issued after the issue date of the convertible preferred stock that do not expressly state that they rank on par with or senior to the convertible preferred stock with respect to dividends and distributions upon our liquidation, dissolution or winding-up, (2) on par with all other classes of our capital stock authorized and issued after the issue date of the convertible preferred stock that expressly provide that such class or series will rank on par with the convertible preferred stock with respect to dividends and distributions upon our liquidation, dissolution or winding-up, and (3) junior to the senior exchangeable preferred stock, any class of capital stock authorized and issued after the issue date of the convertible preferred stock to replace the senior exchangeable preferred stock and up to an aggregate of $400.0 million in any other class of senior stock authorized and issued after the issue date of the convertible preferred stock.

                            DESCRIPTION OF WARRANTS

   The following summary of certain provisions of the warrant agreement dated November 19, 1999 between us and United States Trust Company of New York, as warrant agent, is not complete and is qualified in its entirety by reference to all of the provisions of the warrant agreement.

General

   The warrants entitle the holder, when exercised, to purchase 1,000,000 shares of our common stock, or shares of securities convertible into or exchangeable or exercisable for shares of our common stock, which we refer to as common stock, from us at an exercise price of $26.875 per share. The exercise price is subject to adjustment in certain cases. See "--Adjustments" below.

   The warrants may be exercised at any time in full or from time to time in part until November 19, 2004 at the option of the holder. All warrants not exercised by such date will expire and be void.

   We are not required to issue fractional shares of common stock upon exercise of the warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of the warrants, we will pay an amount in cash equal to (1) the current market price of our common stock multiplied by (2) such fraction computed to the nearest whole cent less such fraction of the exercise price.

Certain Terms

 Exercise

   In order to exercise all or any of the warrants, the holder must deliver to the warrant agent (1) the related warrant certificate, (2) a completed and executed copy of the form of election to purchase and (3) the exercise price. The exercise price may be paid without the exchange of any funds, where the holder would receive that number of shares of common stock issuable upon exercise of the warrants less the number of shares of common stock having a fair market value at the time of exercise equal to the aggregate exercise price that would have been paid had the holder paid such exercise price in cash. The fair market value of the common stock will be equal to the greater of (1) the difference between (x) the average closing price of the common stock as quoted on the Nasdaq National Market for each of the 10 trading days immediately prior to the exercise date and (y) the exercise price, and (2) zero.

 No Rights as Stockholders

   The holders of unexercised warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders in respect of any stockholders meeting for any purpose, or to exercise any other rights as a stockholder.

 Mergers, Consolidations, etc.

   If we consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of them or any other entity, which we refer to collectively as a person, the warrants shall become immediately exercisable for the kind and amount of securities, cash or other assets which warrant holders would have owned immediately after such transaction if they had exercised the warrants immediately prior to such transaction.

   We are not permitted to consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another person, unless (1) we are the surviving corporation, in the case of a merger or consolidation, or (2) the entity or person formed by or surviving such consolidation or merger or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state in the United States or the District of Columbia.

   In the event of any such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the agreement implementing such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition shall provide that the warrants are converted into warrants of such surviving entity or person. These warrants shall have, with respect to such surviving entity or person, as near as possible to the same powers, preferences and relative, participating, optional or other special rights that the warrant had immediately prior to such transaction.

Adjustments

   The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment based upon formulas contained in the warrant agreement upon the occurrence of the following events:

     (1) the payment by us of dividends or other distributions on our common stock, including dividends or distributions payable in shares of our common stock or our other capital stock;

     (2) subdivisions, combinations and certain reclassifications of our common stock;

     (3) the issuance to all or substantially all holders of our common stock of rights, options or warrants to subscribe for or purchase shares of common stock, for a consideration per share which is less than the current market price per share of our common stock on the date of issuance;

     (4) the issuance to all or substantially all holders of our common stock of any evidence of indebtedness or our other securities (excluding those referred to in clause (3) above) or securities of any of our subsidiaries or any other assets (including securities but excluding those securities referred to in clauses (1)-(3) above);

     (5) the issuance to all or substantially all holders of our common stock of shares of common stock for a consideration per share which is less than the current market price per share of common stock on the date of issuance;

     (6) the issuance to all or substantially all holders of our common stock of any securities convertible or exercisable into or exchangable for common stock (other than the convertible preferred stock, the warrants issued in connection with the convertible preferred stock or securities described in clauses (3)-(5) above) for a consideration per share of common stock initially deliverable upon conversion, exchange or exercise of such securities less than the current market price per share of common stock on the date of issuance;

     (7) a "triggering distribution" to all or substantially all holders of our common stock of cash in an aggregate amount that, together with all other cash distributions made to all or substantially all holders of our common stock within the preceding 12 months, exceeds 7.5% of an amount equal to (x) the current market price per share of common stock on the business day before the triggering distribution, multiplied by (y) the number of shares of common stock outstanding on such date; and

     (8) certain other events specified in the warrant agreement.

   No adjustment in the exercise price will be required upon the occurrence of the following events:

     (1) issuances to satisfy our obligations to TdF in connection with TdF's anti-dilution rights under the governance agreement among us, TdF and certain of our subsidiaries, except to the extent that an adjustment was made in connection with the issuance that triggered these rights;

     (2) the issuance of common stock or rights, options or warrants to subscribe for or purchase shares of common stock to persons who are not our affiliates as consideration for the acquisition of stock or assets to be used in our principal business or any ancillary or related business;

     (3) the issuance of rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest;

     (4) any change in par value of our common stock;

     (5) the issuance of common stock to our employees under bona fide employee benefit plans;

     (6) the issuance of common stock in a bona fide underwritten public offering;

     (7) the issuance of common stock in connection with an acquisition of all or any portion of a business as a going concern in an arm's length transaction between us and an unaffiliated third party; and

     (8) the exercise of the warrants or the conversion or exchange of securities convertible or exchangable into common stock, the issuance of which was otherwise covered in the paragraph above.

   No adjustment in the exercise price will be required unless the adjustment would require an increase or decrease of at least one percent in the exercise price; provided, however, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

 Change of Control

   Upon the occurrence of specified change of control events, each holder of warrants will, if the current market price of our common stock as of the date of such change of control is less than the exercise price, have a one time option, exercisable at any time within ninety days following such change of control event, to exercise all outstanding warrants into shares of common stock at an adjusted exercise price per share equal to the greater of (1) the last reported sale price for one share of common stock in an arm's length transaction as of the date of such change of control and (2) $12.96. We may, at our option and in lieu of issuing the shares of common stock issuable upon a change of control event as described above, make a cash payment to warrant holders in an amount equal to the current market price of such common stock otherwise issuable.

Amendment

   From time to time we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement in order to cure any defect or ambiguity or make any other such change provided that such change does not adversely affect the rights of any holder of the warrants. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the warrants requires the written consent of the holders of a majority of the then outstanding warrants, excluding those held by us or any of our subsidiaries. The consent of each warrant holder affected is required for any amendment by which the exercise price would be increased or the number of shares of common stock issuable upon exercise of the warrants would be decreased, other than in connection with adjustments required by the warrant agreement.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share, 90,000,000 shares of Class A common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of January 12, 2000 there are 146,163,120 shares of common stock outstanding, 11,340,000 shares of Class A common stock outstanding, 226,745.3335 shares of 12 3/4% Senior Exchangeable Preferred Stock due 2010 outstanding and 200,000 shares of Series A 8 1/4% Cumulative Convertible Redeemable Preferred Stock due 2012 outstanding.

Common Stock

 Voting Rights

   Each share of common stock is entitled to one vote. The common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the Delaware General Corporation Law.

 Dividends and Liquidation Rights

   Each share of common stock is entitled to receive dividends if, as and when declared by the board of directors out of funds legally available for that purpose, subject to approval of certain holders of the senior convertible preferred stock. In the event of our dissolution, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding senior convertible preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

 Other Provisions

   There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Class A Common Stock

 Voting Rights

   Each share of Class A common stock is entitled to one vote for each such share on all matters presented to the stockholders, except the election of directors. The holders of the shares of Class A common stock vote, except as provided under the Delaware General Corporation Law, together with the holders of the common stock and any other class or series of our stock accorded such general voting rights, as a single class.

   TdF, the holders of all the shares of Class A common stock, currently has the right to elect two directors to our board of directors; however, if TdF's ownership interest in us changes, so long as the ownership interest of the TdF group is at least 5%, holders of Class A common stock voting as a separate class have the right to elect one director.

   The holders of Class A common stock, subject to limitations, have a veto over certain significant corporate actions we may take.

 Convertibility

   Each share of Class A common stock is convertible, at the option of its record holder, into one share of common stock at any time.

   In the event of any transfer of any share of Class A common stock to any person other than an Affiliate (as defined in Rule 12b-2 of the Exchange Act), such share of Class A common stock automatically converts, without any further action, into one share of common stock. However, a holder of shares of Class A common stock may pledge its shares to a lender under a bona fide pledge of such shares of Class A common stock as collateral security for any indebtedness or other obligation of any person due to the pledgee or its nominee.

   Further, each share of Class A common stock automatically converts into one share of common stock on the first date on which the ownership interest of TdF group is less than 5%.

 Dividends and Liquidation Rights

   Holders of shares of Class A common stock are entitled to the same dividends and liquidation rights as holders of shares of common stock.

 Other Provisions

   Under the TdF governance agreement, so long as TdF remains qualified under the governance agreement, TdF has anti-dilutive rights in connection with maintaining a certain percentage of voting power in us and, accordingly, we may not, subject to certain exceptions relating primarily to compensation of directors and employees, issue, sell or transfer additional securities, unless TdF is offered the right to purchase, at the same price, an amount such that it would maintain such percentage of voting power in us.

Preferred Stock

   Under our certificate of incorporation, we may issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors after honoring any rights TdF may have under the governance agreement, has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix their designations, preferences, rights, qualifications, limitations and restrictions, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

Senior Exchangeable Preferred Stock

   Each share of senior exchangeable preferred stock has a liquidation preference of $1,000 per share and is exchangeable, at our option, in whole but not in part, for our exchange debentures.

 Voting Rights

   The shares of senior exchangeable preferred stock have no voting rights, except as required by law and as specified in the certificate of designations. If we fail to meet our obligations under the certificate of designations, the holders of the senior exchangeable preferred stock will be entitled to elect two additional members to the board of directors.

 Dividends

   Dividends are paid on each March 15, June 15, September 15 and December 15 commencing March 15, 1999, at an annual fixed rate of 12 3/4%. On or before December 15, 2003, we have the option to pay dividends in cash or in additional fully paid and non-assessable shares of senior exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. After December 15, 2003, dividends will be paid only in cash.

 Mandatory Redemption

   We are required to redeem all of the shares of senior exchangeable preferred stock outstanding on December 15, 2010 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

 Optional Redemption

   On or after December 15, 2003, we may redeem some or all of the shares of senior exchangeable preferred stock at any time at certain specified redemption prices. In addition, before December 15, 2001, we may redeem up to 35% of the senior exchangeable preferred stock with the proceeds of public equity offerings or strategic equity investments at a redemption price equal to 112.750% of the liquidation preference of the senior exchangeable preferred stock, together with accumulated and unpaid dividends.

 Change of Control

   Upon the occurrence of specified change of control events, we will be required to make an offer to purchase any and all shares of senior exchangeable preferred stock at a purchase price of 101% of the liquidation preference of such shares together with all accumulated and unpaid dividends.

 Certain Covenants

   We issued the senior exchangeable preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to borrow money; pay dividends on stock or purchase capital stock; make investments and sell assets or merge with or into other companies.

 Ranking

   The senior exchangeable preferred stock ranks (1) senior to all our other classes of capital stock established after the issue date of the senior exchangeable preferred stock that do not expressly provide that they rank on par with the senior exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution and (2) on par with any class of capital stock established after the date of issuance of the senior exchangeable preferred stock the terms of which provide that such class or series will rank on par with the senior exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution. The senior exchangeable preferred stock ranks senior to our convertible preferred stock and our common stock.

Certificate of Incorporation and By-laws

   Stockholders' rights and related matters are governed by the Delaware General Corporation Law, and our certificate of incorporation and the by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

 Classified Board of Directors and Related Provisions

   Our certificate of incorporation provides that our directors, other than those directors who may be elected by holders of any series of preferred stock or holders of the Class A common stock, initially are divided into three classes of directors, consisting of three, three and four directors. One class of directors, initially consisting of three directors, was elected for a term expiring at the annual meeting of shareholders to be held in 2000, another class initially consisting of three directors was elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class initially consisting of four directors was elected for a term expiring at the annual meeting of stockholders in 2001. The classified board provisions will prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date such party obtains the controlling interest. Voting stock is defined in our certificate of incorporation as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock, which shares of capital stock include the shares of Class A common stock.

 No Stockholder Action by Written Consent; Special Meeting

   The certificate of incorporation prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, except relating to holders of Class A common stock on matters on which they are entitled to vote and, thus, stockholders may only take action at an annual or special meeting called in accordance with our by-laws. The by-laws provide that special meetings of stockholders may only be called by our secretary at the direction of our board of directors under a resolution adopted by the board.

   These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

 Advance Notice Requirements for Stockholder Proposals and Director Nominations

   Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year's annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year's annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

   By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors' position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

 Dilution

   Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or any of other corporation.

Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

     (1) acquire a significant portion of our outstanding securities;

     (2) engage in any transaction which might result in a change of control of the corporation; or

     (3) enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

 Amendments

   Our certificate of incorporation and by-laws provide that we may amend, alter, change or repeal any provision contained in our certificate of incorporation or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions our certificate of incorporation, including the provisions discussed above relating to the classification of our board of directors, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

   Our by-laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board; but the board may alter, amend or repeal or adopt new by-laws in conflict with some of these provisions by a two-thirds vote of the entire board.

Rights Plan

 Rights

   Our board of directors has declared a dividend of one right for each outstanding share of common stock and each outstanding share of Class A common stock. Rights have been issued in connection with each outstanding share of common stock and Class A common stock; and rights will be issued in connection with common stock and Class A common stock issued subsequently until the distribution date, and, in certain circumstances, for common stock and Class A common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one one-thousandth of a share of Series A Participating Cumulative Preferred Stock at a price of $110.00 per one one-thousandth of a share, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in a rights agreement between us and the rights agent named therein. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as our stockholder, including the right to vote or to receive dividends.

 Distribution Date

   Under the rights agreement, the "distribution date" is the earlier of:

     (1) such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an "acquiring person"), subject to the exceptions relating to the TDF group and the Berkshire group described in the paragraph below, unless provisions preventing accidental triggering of the distribution of the rights apply, and

     (2) the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of voting securities.

   Each member of the TdF group will not otherwise be considered an acquiring person if:

     (a) during the first five years following the adoption of the rights agreement, the aggregate ownership interest of the TdF group does not exceed 25%, or 30% if the board so elects, of the outstanding voting securities, or

     (b) thereafter, the aggregate ownership interest of the TdF group does not exceed the lesser of:

       (1) 25% or 30%, as applicable, of the voting securities then outstanding and

       (2) the greater of the aggregate interest of the TdF group as of the fifth anniversary of the rights agreement and 15% of the then outstanding voting securities.

   Each member of the Berkshire group will not otherwise be deemed an acquiring person if the aggregate ownership interest of the Berkshire group does not exceed the greater of:

     (a) the aggregate ownership interest of the Berkshire group upon the execution of the rights agreement, reduced by an amount equal to any disposition of voting securities following the date the rights agreement is executed and

     (b) 15% of the outstanding voting securities.

   In addition, Bell Atlantic and GTE Wireless will not otherwise be deemed an acquiring person to the extent they acquire shares of our common stock as consideration for our purchase of towers from either of them.

 Triggering Event and Effect of Triggering Event

   When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of one one-thousandths of a preferred share equivalent to the number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

   If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of common shares of such corporation which at the time of the transaction would have a market value or, in some cases, book value of twice the purchase price. If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is not a publicly traded entity, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or affiliate or associate of an acquiring person that is not a publicly traded entity, each right will entitle its holder to purchase for the purchase price, at such holder's option:

     (1) that number of shares of the surviving corporation, which could be us, in the transaction with such entity, which at the time of the transaction would have a book value of twice the purchase price,

     (2) that number of shares of the ultimate parent of or entity controlling such surviving corporation which at the time of the transaction would have a book value of twice the purchase price, or

     (3) if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

   Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

 Redemption

   At any time prior to the earlier of (1) such time as a person or group becomes an acquiring person and (2) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price, in cash or common stock or other securities of ours deemed by our board of directors to be at least equivalent in value, of $.01 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

   In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one-half of the securities that would be issuable at such time upon exercise of one right under the terms of the rights agreement.

 Amendment

   At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person, the time during which the rights may be redeemed or the terms of the preferred shares, except that no supplement or amendment shall be made which reduces the redemption price other than under certain adjustments therein.

 Certain Effects of the Rights Plan

   The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Section 203 of the Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder", which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

     (1) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;

     (2) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

     (3) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

   A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. A Delaware corporation, under a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the Delaware General Corporation Law. We are subject to the restrictions imposed by Section 203.

   Under certain circumstances, Section 203 makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitations of Directors' Liability

   Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

     (1) for any breach of the director's duty of loyalty to us or our stockholders,

     (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) under Section 174 of the Delaware General Corporation Law, or

     (4) for any transaction from which the director derived an improper personal benefit.

   The effect of these provisions will be to eliminate our rights and our stockholders (through stockholders' derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

Transfer Agent

   The Transfer Agent and Registrar for the securities is ChaseMellon Shareholder Services, L.L.C.

                       DESCRIPTION OF REGISTRATION RIGHTS

   The following summary of certain provisions of the registration rights agreement dated November 19, 1999 among us, SFG-P Inc. and United States Trust Company of New York is not complete and is qualified in its entirety by reference to all of the provisions of the registration rights agreement.

   The registration rights agreement requires us to (1) file and have declared effective a registration statement covering the resale of the transfer restricted securities (as defined below) and (2) have this registration statement remain effective until the time by which all of the transfer restricted securities have been sold under this registration statement or the time there ceases to be any transfer restricted securities. Upon the occurrence of specified registration defaults, we will be obligated to pay additional dividends with respect to the convertible preferred stock. The registration rights agreement defines "transfer restricted securities" as each of the convertible preferred stock, the warrants and the common stock covered by the registration statement of which this prospectus forms a part but only if such security is held by (1) an entity that is directly or indirectly controlled by General Electric Company or (2) any other holder who holds at least $50.0 million of these securities, in each case until (1) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with this registration statement or (2) the date on which such security is sold to the public pursuant to Rule 144 under the Securities Act (or any successor rule thereof).

   If at any time we propose to register any of our securities under the Securities Act, we are required each time to provide written notice to holders of the transfer restricted securities, and allow them to register their transfer restricted securities, subject to specified limitations described in the registration rights agreement. In addition, holders of transfer restricted securities may demand up to four underwritten public offerings of their securities, provided that the expected gross proceeds of each such underwritten offering exceeds $75,000,000.

   Each holder that sells transfer restricted securities in connection with this registration statement generally will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by certain provisions of the warrant agreement and registration rights agreement which are applicable to the holder (including certain indemnification obligations). In addition, each holder of transfer restricted securities will be required to deliver information to be used in connection with this registration statement in order to have its transfer restricted securities included in this registration statement.

   We cannot assure you that we will be able to cause to be declared effective or keep a registration statement continuously effective until all of the shares of convertible preferred stock have been exercised or have expired.

                            SELLING SECURITYHOLDERS

   SFG-P Inc. On November 19, 1999, we issued and sold in a private placement
(1) all of our series A cumulative convertible redeemable preferred stock, having a liquidation value of $200,000,000, and (2) warrants to purchase 1,000,000 shares of common stock to SFG-P Inc., an indirect wholly owned subsidiary of General Electric Company for an aggregate price of $200,000,000. There were no shares of series B convertible preferred stock issued to SFG-P Inc. or any other entity. Each share of series A convertible preferred stock automatically converts to one share of series B convertible preferred stock upon a sale or transfer of such share of series B convertible preferred stock to a party other than an entity that is directly or indirectly controlled by General Electric Company. Dividends on the convertible preferred stock may be paid, at our option, in shares of common stock.

   Depositary. In connection with the private placement of these securities, we entered into a deposit agreement dated November 19, 1999 with United States Trust Company of New York, who will act as the depositary in the event that we choose to pay dividends on the series A convertible preferred stock in the form of shares of common stock. In such cases, we will issue to the depositary on the applicable dividend payment date shares of common stock having a current market value amount equal to (1) the dividend amount payable on such dividend payment date less (2) the dividend amount paid directly to the holder of the series A convertible preferred stock in cash, if any. The depositary will then sell, on behalf of the holder of the series A convertible preferred stock, the shares of common stock pursuant to this registration statement and remit the proceeds to such holder.

   Dividends on the series A convertible preferred stock will be considered paid upon delivery of such shares by us to the depositary pursuant to the terms of the deposit agreement. In the event that the cash proceeds from the sale by the depositary of the common stock fails to satisfy the dividend amount in full, we will give notice of such shortfall and will remit cash to the holders of the series A convertible preferred stock or issue additional shares of common stock to the depositary in an amount equal to this shortfall. In the event that the cash proceeds from the sale by the depositary of the common stock exceeds the dividend amount, these excess proceeds will be retained by the depositary and applied to the next succeeding distribution by the depositary of the dividend amount.

   The terms of the deposit agreement apply only to dividends paid on shares of the series A convertible preferred stock. Although dividends on shares of the series B convertible preferred stock may be paid by us in the form of shares of common stock, such shares will be paid directly to the holders of such shares. Holders of shares of the series B convertible preferred stock will not have the option of having such shares of common stock issued to the depositary for sale on their behalf. For a description of the series A and series B convertible preferred stock, see "Description of Series A and Series B 8 1/4% Cumulative Convertible Redeemable Preferred Stock."

   General. The selling securityholders, including SFG-P Inc., the depositary, any future holder of these securities and certain of their respective assignees and transferees, may from time to time offer and sell the securities covered by the registration statement of which this prospectus forms a part. Neither the filing with the SEC of the registration statement of which this prospectus is a part nor the distribution of this prospectus should be construed to suggest that any or all of the shares of these securities are being offered for the account of the selling securityholders are being offered for sale at any given time.


   The registration statement of which this prospectus is a part has been filed under Rule 415 under the Securities Act to afford the holders of the securities the opportunity to sell their securities in public transactions rather than under an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the securities must notify us of its intention to sell securities and provide other information about itself and the securities it is selling as required by the Securities Act.

   No holder may offer or sell securities under this prospectus until we have been notified and, to the extent required by the Securities Act of 1933, until any prospectus supplement has been filed or an amendment to the registration statement has become effective. We will from time to time supplement and amend the prospectus to the registration statement, as applicable, to add additional holders of securities and to reflect the required information.

                              PLAN OF DISTRIBUTION

   The distribution of the securities may be effected from time to time by the selling securityholders in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

   Any of the selling securityholders may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The selling securityholders may also distribute securities through one or more special purpose trusts, which will enter into forward purchase arrangements with selling securityholders and distribute their own securities. To the extent required under the Securities Act of 1933, each prospectus supplement will describe the number of shares of common stock and preferred stock and number of warrants to be sold, the name or names of any underwriters or agents with whom the selling securityholders have entered into arrangements with respect to the sale of such securities and any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents. None of the proceeds will be received by us.

   Any selling securityholder, underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

   Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

   The securities are not expected to be listed on a securities exchange, except for the common stock, which is listed on The Nasdaq Stock Market's National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

   We will not receive any proceeds from the sale of securities by the selling securityholders. We will, however, bear certain expenses in connection with the registration of the securities being offered under this prospectus by the selling securityholders, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

                             VALIDITY OF SECURITIES

   The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The consolidated financial statements of CCIC at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, the financial statements of the Home Service Transmission business of the BBC at March 31, 1996 and for the year ended March 31, 1996 and the period from April 1, 1996 to February 27, 1997, the consolidated financial statements of CTSH at March 31, 1997 and December 31, 1997 and for the period from February 28, 1997 to March 31, 1997 and the period from April 1, 1997 to December 31, 1997, the financial statements of the Bell Atlantic Mobile Tower Operations at December 31, 1998 and for each of the two years in the period ended December 31, 1998 and the financial statements of the Powertel Tower Operations at December 31, 1998 and for the year ended December 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the registration of the securities. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
      SEC registration fee...........................................  $173,345
      Printing, mailing and engraving expenses.......................    50,000
      Legal fees and expenses........................................   100,000
      Accounting fees and expenses...................................     5,000
                                                                       --------
        Total........................................................  $323,345
                                                                       ========

Item 15. Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

   Accordingly, the Restated Certificate of Incorporation of the Company provides that the Company shall, to the maximum extent permitted under the DGCL, indemnify each person who is or was a director or officer of the Company. The Company may, by action of the Board of Directors, indemnify other employees and agents of the Corporation, directors, officers, employees or agents of a subsidiary, and each person serving as a director, officer, partner, member, employee or agent or another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the indemnification of directors and officers of the Company. Notwithstanding the foregoing, the Company shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Restated Certificate of Incorporation or otherwise by the Company. The Company may also enter into one or more agreements with any person which provide for indemnification greater or different than that provided in the Restated Certificate of Incorporation.

   Furthermore, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in made good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

   The Company's By-laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or, while a director or officer of the Company, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's By-laws. The Company shall pay the expenses incurred by any person described in the first two sentences of this paragraph in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Company's By-laws or otherwise.

   The Company's By-laws further provide that the indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, the Company's By-laws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, other provision of the Company's By-laws or otherwise. The Company may also maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee or agent of the Company or a subsidiary or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

   The Company's By-laws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Company or a subsidiary thereof and to any person who is or was serving at the request of the Company or a subsidiary thereof as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company or a subsidiary thereof, to the fullest extent of the provisions of the Company's By-laws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
 **1.1   Form of Underwriting Agreement
  "2.1   Formation Agreement, dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub LLC, and
         Crown Atlantic Holding Company LLC
  V2.2   Letter of Agreement, dated March 5, 1999, between Crown Castle
         International Corp. and BellSouth Mobility Inc. (including the Form of
         Sublease)

  Exhibit
    No.                            Description of Exhibit
  -------                          ----------------------
      @@2.3 Framework Agreement, dated March 5, 1999, between One2One and
            Castle Transmission International Ltd.
       @2.4 Amendment Number 1 to Formation Agreement, dated March 31, 1999, among Crown Castle International Corp., Cellco Partnership, doing business as Bell Atlantic Mobile, certain Transferring Partnerships and CCA Investment Corp.
       @2.5 Crown Atlantic Company LLC Operating Agreement entered into as of
            March 31, 1999 by and between Cellco Partnership, doing business as
            Bell Atlantic Mobile, and Crown Atlantic Holding Sub LLC
      ##2.6 Asset Purchase Agreement dated March 15, 1999 among Crown Castle
            International Corp., CCP Inc., Powertel Atlanta Towers, LLC,
            Powertel Birmingham Towers, LLC, Powertel Jacksonville Towers, LLC,
            (Powertel Kentucky Towers, LLC), Powertel Memphis Towers, LLC and
            Powertel, Inc.
      ##2.7 Closing Memorandum dated June 2, 1999, relating to the Closing of the transaction contemplated by the Asset Purchase Agreement filed as exhibit 2.7 hereto and amending and supplementing the Asset
            Purchase Agreement, among Powertel, Inc., Powertel Atlanta Towers,
            LLC, Powertel Birmingham Towers, LLC, Powertel Jacksonville Towers,
            LLC, Powertel Kentucky Towers, LLC, Powertel Memphis Towers, LLC,
            and Crown Castle PT Inc.
      ##2.8 Letter Agreement dated June 2, 1999 among Powertel, Inc., Powertel
            Atlanta Towers, LLC, Powertel Birmingham Towers, LLC, Powertel
            Jacksonville Towers, LLC, Powertel Kentucky Towers, LLC, Powertel
            Memphis Towers, LLC, Powertel/Atlanta, Inc., Powertel/Birmingham,
            Inc., Powertel/Jacksonville, Inc., Powertel/Kentucky, Inc.,
            Powertel/Memphis, Inc. and Crown Castle International Corp.
     ###2.9 Letter of Agreement, dated July 1, 1999, among Crown Castle South,
            Inc., BellSouth Personal Communications, Inc. and BellSouth
            Carolinas PCS, L.P.
 ######2.10 Formation Agreement dated November 7, 1999 relating to the formation of Crown Castle GT Company LLC, Crown Castle GT Holding
            Sub LLC, and Crown Castle GT Holding Company LLC
 ######2.11 Letter Agreement dated November 7, 1999 between GTE Wireless
            Incorporated and Crown Castle International Corp.
       #4.1 Indenture, dated as of August 3, 1999, between Crown Castle
            International Corp. and United States Trust Company of New York, as
            Trustee, relating to the 9 1/2% Senior Notes Due 2011 (including exhibits)
       #4.2 Indenture, dated as of August 3, 1999, between Crown Castle
            International Corp. and United States Trust Company of New York, as
            Trustee, relating to the 11 1/4% Senior Discount Notes Due 2011
            (including exhibits)
       #4.3 Registration Rights Agreement, dated August 3, 1999, between Crown
            Castle International Corp. and the Purchasers referred to therein
       +4.4 Indenture, dated as of November 25, 1997, between Crown Castle
            International Corp. and United States Trust Company of New York, as
            Trustee, relating to the 10 5/8% Senior Discount Notes Due 2007
            (including exhibits)
       +4.5 Trust Deed related to (Pounds)125,000,000 9% Guaranteed Bonds Due
            2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
            Transmission International Ltd. and Castle Transmission Services
            (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
            Corporation p.l.c., as Trustee, dated May 21, 1997
       +4.6 First Supplemental Trust Deed related to (Pounds)125,000,000 9%
            Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle Transmission International Ltd. and Castle
            Transmission Services (Holdings) Ltd., as Guarantors, and The Law
            Debenture Trust Corporation p.l.c., as Trustee, dated October 17,
            1997
       +4.7 Amended and Restated Stockholders Agreement among Castle Tower
            Holding Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr., Robert
            A. Crown and Barbara Crown and the persons listed on Schedule I thereto, dated August 15, 1997

   Exhibit
     No.                           Description of Exhibit
   -------                         ----------------------
       @@4.8 Restated Certificate of Incorporation of Crown Castle
             International Corp., dated August 21, 1998
       @@4.9 Amended and Restated By-laws of Crown Castle International Corp., dated August 21, 1998.
      @@4.10 Certificate of Designations, Preferences and Relative,
             Participating, Optional and other Special Rights of Preferred
             Stock and Qualifications, Limitations and Restrictions thereof of
             12 3/4% Senior Exchangeable Preferred Stock Due 2010 and 12 3/4%
             Series B Senior Exchangeable Preferred Stock Due 2010 of Crown
             Castle International Corp.
      @@4.11 Indenture, dated as of December 21, 1998, between Crown Castle
             International Corp. and the United States Trust Company of New
             York, as Trustee, relating to the 12 3/4% Senior Subordinated
             Exchange Debentures Due 2010 (including exhibits)
       #4.12 Indenture, dated as of May 17, 1999, between Crown Castle
             International Corp. and United States Trust Company of New York,
             as Trustee, relating to the 9% Senior Notes Due 2011 (including exhibits)
       #4.13 Indenture, dated as of May 17, 1999, between Crown Castle
             International Corp. and United States Trust Company of New York,
             as Trustee, relating to the 10 3/8% Senior Discount Notes Due 2011
             (including exhibits)
      ##4.14 Registration Rights Agreement dated June 1, 1999 between BellSouth
             Mobility Inc. and Crown Castle International Corp.
    ####4.15 Supplemental Agreement to the Governance Agreement among Crown
             Castle International Corp., TeleDiffusion de France International
             S.A., Digital Future Investments B.V., dated May 17, 1999
   #####4.16 Amendment Number Three, dated as of August 11, 1999, to the
             Stockholders Agreement between Crown Castle International Corp.
             and certain stockholders listed on Schedule 1 thereto, dated as of
             August 21, 1998
   #####4.17 Amendment Number Four, dated as of October 1, 1999, to the
             Stockholders Agreement between Crown Castle International Corp.
             and certain stockholders listed on Schedule 1 thereto, dated as of
             August 21, 1998
 #######4.18 Certificate of Designations, Preferences and Relative,
             Participating, Optional and Other Special Rights of Preferred
             Stock and Qualifications, Limitations and Restrictions thereof of
             Series A and Series B Cumulative Convertible Redeemable Preferred
             Stock of Crown Castle International Corp. filed with the Secretary of State of the State of Delaware on November 19, 1999
 #######4.19 Deposit Agreement among Crown Castle International Corp., the
             United States Trust Company of New York and SFG-P INC. dated
             November 19, 1999
 #######4.20 Registration Rights Agreement among Crown Castle International
             Corp., the United States Trust Company of New York and SFG-P INC.
             dated November 19, 1999
 #######4.21 Warrant Agreement between Crown Castle International Corp. and the
             United States Trust Company of New York dated November 19, 1999
       **5.1 Opinion of Cravath, Swaine & Moore
        12.1 Computation of Ratio of Earnings to Fixed Charges and Earnings to
             Combined Fixed Charges and Preferred Stock Dividends.
        23.1 Consent of KPMG LLP
      **23.2 Consent of Cravath, Swaine & Moore (included in Exhibit 5.1)
        24.1 Powers of Attorney (included on signature page hereto)
       #25.1 Statement of Eligibility and Qualification under the Trust
             Indenture Act of 1939 of United States Trust Company of New York,
             as Trustee, on Form T-1, relating to the 9 1/2% Senior Notes Due
             2011
       #25.2 Statement of Eligibility and Qualification under the Trust
             Indenture Act of 1939 of United States Trust Company of New York,
             as Trustee, on Form T-1, relating to the 11 1/4% Senior Discount
             Notes Due 2011

--------
    **  To be filed by amendment.
     + Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
     # Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed with the Registrant (Registration No. 33-87765)
     " Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
     v Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 8, 1999.
     @ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 31, 1998.
   @@ Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).
     # Incorporated by reference to the exhibit previously filed by the Registrant on Form 10-Q (Registration No. 0-24737) for the quarterly period ended June 30, 1999.
    ## Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated June 9, 1999, as amended by our current report on Form 8/K-A dated June 9, 1999.
   ### Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated July 12, 1999.
  #### Incorporated by reference to the exhibit previously filed by the Registrant on Form 10-Q (Registration No. 0-24737) dated September 30, 1999.
 ##### Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 7, 1999.
###### Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 19, 1999.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 18th day of January, 2000.

                                          Crown Castle International Corp.,

                                                 /s/ Charles C. Green, III
                                          by: _________________________________
                                            Name:  Charles C. Green, III
                                            Title: Executive Vice President
                                                   and Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles C. Green, III and Wesley D. Cunningham, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 18th day of January, 2000.

                        Signature                           Title
                        ---------                           -----
                 /s/ Ted B. Miller, Jr.            Chief Executive Officer
       ___________________________________________  and Chairman of the
                   Ted B. Miller, Jr.               Board
                    /s/ David L. Ivy               President and Director
       ___________________________________________
                      David L. Ivy
                /s/ Charles C. Green, III          Executive Vice President
       ___________________________________________  and Chief Financial
                  Charles C. Green, III             Officer (Principal
                                                    Financial Officer)
                /s/  Wesley D. Cunningham          Senior Vice President,
       ___________________________________________  Chief Accounting
                  Wesley D. Cunningham              Officer and Corporate
                                                    Controller (Principal
                                                    Accounting Officer)

                        Signature                           Title
                        ---------                           -----
                                                   Director
       ___________________________________________
                     Carl Ferenbach
                   /s/ Michel Azibert              Director
       ___________________________________________
                     Michel Azibert
                                                   Director
       ___________________________________________
                     Bruno Chetaille
                   /s/ Randall A. Hack             Director
       ___________________________________________
                     Randall A. Hack
              /s/ Edward C. Hutcheson, Jr.         Director
       ___________________________________________
                Edward C. Hutcheson, Jr.
                 /s/ Robert F. McKenzie            Director
       ___________________________________________
                   Robert F. McKenzie
                /s/ William A. Murphy, IV          Director
       ___________________________________________
                  William A. Murphy, IV
                  /s/ Jeffrey H. Schutz            Director
       ___________________________________________
                    Jeffrey H. Schutz
                  /s/ J. Landis Martin             Director
       ___________________________________________
                    J. Landis Martin
               /s/ William D. Strittmatter         Director
       ___________________________________________
                 William D. Strittmatter

Exhibits Index

   The following exhibits are filed as a part of this Registration Statement.


  Exhibit
    No.                            Description of Exhibit
  -------   -------------------------------------------------------------------
      **1.1 Form of Underwriting Agreement
       "2.1 Formation Agreement, dated December 8, 1998, relating to the formation of Crown Atlantic Company LLC, Crown Atlantic Holding Sub
            LLC, and Crown Atlantic Holding Company LLC
       V2.2 Letter of Agreement, dated March 5, 1999, between Crown Castle
            International Corp. and BellSouth Mobility Inc. (including the Form of Sublease)
      @@2.3 Framework Agreement, dated March 5, 1999, between One2One and
            Castle Transmission International Ltd.
       @2.4 Amendment Number 1 to Formation Agreement, dated March 31, 1999, among Crown Castle International Corp., Cellco Partnership, doing business as Bell Atlantic Mobile, certain Transferring Partnerships and CCA Investment Corp.
       @2.5 Crown Atlantic Company LLC Operating Agreement entered into as of
            March 31, 1999 by and between Cellco Partnership, doing business as
            Bell Atlantic Mobile, and Crown Atlantic Holding Sub LLC
      ##2.6 Asset Purchase Agreement dated March 15, 1999 among Crown Castle
            International Corp., CCP Inc., Powertel Atlanta Towers, LLC,
            Powertel Birmingham Towers, LLC, Powertel Jacksonville Towers, LLC,
            (Powertel Kentucky Towers, LLC), Powertel Memphis Towers, LLC and
            Powertel, Inc.
      ##2.7 Closing Memorandum dated June 2, 1999, relating to the Closing of the transaction contemplated by the Asset Purchase Agreement filed as exhibit 2.7 hereto and amending and supplementing the Asset
            Purchase Agreement, among Powertel, Inc., Powertel Atlanta Towers,
            LLC, Powertel Birmingham Towers, LLC, Powertel Jacksonville Towers,
            LLC, Powertel Kentucky Towers, LLC, Powertel Memphis Towers, LLC,
            and Crown Castle PT Inc.
      ##2.8 Letter Agreement dated June 2, 1999 among Powertel, Inc., Powertel
            Atlanta Towers, LLC, Powertel Birmingham Towers, LLC, Powertel
            Jacksonville Towers, LLC, Powertel Kentucky Towers, LLC, Powertel
            Memphis Towers, LLC, Powertel/Atlanta, Inc., Powertel/Birmingham,
            Inc., Powertel/Jacksonville, Inc., Powertel/Kentucky, Inc.,
            Powertel/Memphis, Inc. and Crown Castle International Corp.
     ###2.9 Letter of Agreement, dated July 1, 1999, among Crown Castle South,
            Inc., BellSouth Personal Communications, Inc. and BellSouth
            Carolinas PCS, L.P.
 ######2.10 Formation Agreement dated November 7, 1999 relating to the formation of Crown Castle GT Company LLC, Crown Castle GT Holding
            Sub LLC, and Crown Castle GT Holding Company LLC
 ######2.11 Letter Agreement dated November 7, 1999 between GTE Wireless
            Incorporated and Crown Castle International Corp.
       #4.1 Indenture, dated as of August 3, 1999, between Crown Castle
            International Corp. and United States Trust Company of New York, as
            Trustee, relating to the 9 1/2% Senior Notes Due 2011 (including exhibits)
       #4.2 Indenture, dated as of August 3, 1999, between Crown Castle
            International Corp. and United States Trust Company of New York, as
            Trustee, relating to the 11 1/4% Senior Discount Notes Due 2011
            (including exhibits)
       #4.3 Registration Rights Agreement, dated August 3, 1999, between Crown
            Castle International Corp. and the Purchasers referred to therein
       +4.4 Indenture, dated as of November 25, 1997, between Crown Castle
            International Corp. and United States Trust Company of New York, as
            Trustee, relating to the 10 5/8% Senior Discount Notes Due 2007
            (including exhibits)

   Exhibit
     No.                           Description of Exhibit
   -------   ------------------------------------------------------------------
        +4.5 Trust Deed related to (Pounds)125,000,000 9% Guaranteed Bonds Due
             2007 among Castle Transmission (Finance) PLC, as Issuer, Castle
             Transmission International Ltd. and Castle Transmission Services
             (Holdings) Ltd., as Guarantors, and The Law Debenture Trust
             Corporation p.l.c., as Trustee, dated May 21, 1997
        +4.6 First Supplemental Trust Deed related to (Pounds)125,000,000 9%
             Guaranteed Bonds Due 2007 among Castle Transmission (Finance) PLC, as Issuer, Castle Transmission International Ltd. and Castle
             Transmission Services (Holdings) Ltd., as Guarantors, and The Law
             Debenture Trust Corporation p.l.c., as Trustee, dated October 17,
             1997
        +4.7 Amended and Restated Stockholders Agreement among Castle Tower
             Holding Corp., Edward C. Hutcheson, Jr., Ted B. Miller, Jr.,
             Robert A. Crown and Barbara Crown and the persons listed on
             Schedule I thereto, dated August 15, 1997
       @@4.8 Restated Certificate of Incorporation of Crown Castle
             International Corp., dated August 21,1998
       @@4.9 Amended and Restated By-laws of Crown Castle International Corp., dated August 21, 1998.
      @@4.10 Certificate of Designations, Preferences and Relative,
             Participating, Optional and other Special Rights of Preferred
             Stock and Qualifications, Limitations and Restrictions thereof of
             12 3/4% Senior Exchangeable Preferred Stock Due 2010 and 12 3/4%
             Series B Senior Exchangeable Preferred Stock Due 2010 of Crown
             Castle International Corp.
      @@4.11 Indenture, dated as of December 21, 1998, between Crown Castle
             International Corp. and the United States Trust Company of New
             York, as Trustee, relating to the 12 3/4% Senior Subordinated
             Exchange Debentures Due 2010 (including exhibits)
       #4.12 Indenture, dated as of May 17, 1999, between Crown Castle
             International Corp. and United States Trust Company of New York,
             as Trustee, relating to the 9% Senior Notes Due 2011 (including exhibits)
       #4.13 Indenture, dated as of May 17, 1999, between Crown Castle
             International Corp. and United States Trust Company of New York,
             as Trustee, relating to the 10 3/8% Senior Discount Notes Due 2011
             (including exhibits)
      ##4.14 Registration Rights Agreement dated June 1, 1999 between BellSouth
             Mobility Inc. and Crown Castle International Corp.
    ####4.15 Supplemental Agreement to the Governance Agreement among Crown
             Castle International Corp., TeleDiffusion de France International
             S.A., Digital Future Investments B.V., dated May 17, 1999
   #####4.16 Amendment Number Three, dated as of August 11, 1999, to the
             Stockholders Agreement between Crown Castle International Corp.
             and certain stockholders listed on Schedule 1 thereto, dated as of
             August 21, 1998
   #####4.17 Amendment Number Four, dated as of October 1, 1999, to the
             Stockholders Agreement between Crown Castle International Corp.
             and certain stockholders listed on Schedule 1 thereto, dated as of
             August 21, 1998
 #######4.18 Certificate of Designations, Preferences and Relative,
             Participating, Optional and Other Special Rights of Preferred
             Stock and Qualifications, Limitations and Restrictions thereof of
             Series A and Series B Cumulative Convertible Redeemable Preferred
             Stock of Crown Castle International Corp. filed with the Secretary of State of the State of Delaware on November 19, 1999
 #######4.19 Deposit Agreement among Crown Castle International Corp., the
             United States Trust Company of New York and SFG-P INC. dated
             November 19, 1999
 #######4.20 Registration Rights Agreement among Crown Castle International
             Corp., the United States Trust Company of New York and SFG-P INC.
             dated November 19, 1999

   Exhibit
     No.                            Description of Exhibit
   -------    -----------------------------------------------------------------
  #######4.21 Warrant Agreement between Crown Castle International Corp. and the United States Trust Company of New York dated November 19,
              1999
        **5.1 Opinion of Cravath, Swaine & Moore
         12.1 Computation of Ratio of Earnings to Fixed Charges and Earnings to
              Combined Fixed Charges and Preferred Stock Dividends
         23.1 Consent of KPMG LLP
       **23.2 Consent of Cravath, Swaine & Moore (included in Exhibit 5.1)
         24.1 Powers of Attorney (included on signature page hereto)
        #25.1 Statement of Eligibility and Qualification under the Trust
              Indenture Act of 1939 of United States Trust Company of New York,
              as Trustee, on Form T-1, relating to the 9 1/2% Senior Notes Due
              2011
        #25.2 Statement of Eligibility and Qualification under the Trust
              Indenture Act of 1939 of United States Trust Company of New York,
              as Trustee, on Form T-1, relating to the 11 1/4% Senior Discount
              Notes Due 2011

--------
    **  To be filed by amendment.
     + Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-43873).
     # Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed with the Registrant (Registration No. 33-87765)
     " Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated December 9, 1998.
     v Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 8, 1999.
     @ Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated March 31, 1998.
   @@ Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-71715).
     # Incorporated by reference to the exhibit previously filed by the Registrant on Form 10-Q (Registration No. 0-24737) for the quarterly period ended June 30, 1999.
    ## Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated July 9, 1999, as amended by our current report on Form 8-K/A dated June 9, 1999.
   ### Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated July 12, 1999.
  #### Incorporated by reference to the exhibit previously filed by the Registrant on Form 10-Q (Registration No. 0-24737) dated September 30, 1999.
 ##### Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 7, 1999.
###### Incorporated by reference to the exhibit previously filed by the Registrant on Form 8-K (Registration No. 0-24737) dated November 9, 1999.